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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2003 relating to the financial statements and financial statement schedules of Penton Media, Inc., which appears in Penton Media, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002.

We also consent to the incorporation by reference in this Registration Statement of our report dated June 21, 2002 relating to the financial statements, which appears in the Annual Report of the Penton Media, Inc. 401(k) Retirement Savings Plan on Form 11-K for the year ended December 31, 2001.



/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Cleveland, Ohio
March 31, 2003